[LETTERHEAD]
FILM ROMAN, INC.
12020 CHANDLER BLVD.
SUITE 200
NORTH HOLLYWOOD, CALIFORNIA 91607
TELEPHONE 818 761 2544
FAX 818 985 2973

     As of December 8, 1998

     Ms. Jane Seymour
     Mr. James Keach
     JJK Publishing
     c/a Gregg Homer, Esq.
     Homer, Kirsch & Mitchell
     2029 Century Park East, Suite #2750
     Los Angeles, CA 90067

     RE: "This One n' That One"
         ----------------------

         Ladies and Gentlemen:

         We are pleased to confirm the agreement ("Agreement") between JJK Publishing ("Lender") f/s/o Jane Seymour and James Keach (collectively "Artists"),on the one hand, and Abrams/Gentile Entertainment Group, Inc. and MSH, Inc. (collectively "MSH") and Film Roman, Inc. ("FRI"), on the other hand, regarding the development and possible production, financing and distribution of one (1) or more Productions (as defined herein) entitled "This One n' That One" based upon the concept and books created and written by Artists as of the date hereof through the term of this Agreement (such concept and books collectively referred to herein as the "Property") and the exploitation of the Merchandising Rights (as defined herein) to all of the foregoing. For good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree to the following terms and conditions:

         1. RIGHTS:

A. GRANT OF RIGHTS: Lender hereby grants and Lender hereby causes Artists to respectively grant to FRI the exclusive right to develop and produce
         (x) one (1) motion picture intended for initial domestic release on Home Video (as defined herein) based on the Property with a total running time of not less than forty (40) minutes and not more than one hundred twenty (120) minutes including main and end titles (the "Picture") and (y) one (1) or more Series (as defined herein) together with all other rights respectively thereto of every kind and nature and to exploit the Picture, the Series and any other productions hereunder (collectively, the "Productions") subject to the Sequel Rights, Series Rights and Artists' Reserved Rights (each as defined below) together with a perpetual non-exclusive license to exploit any and all trademarks in and to the Property in connection therewith and to exploit any and all of the foregoing throughout the universe in perpetuity in any and all media, whether now known or hereafter devised, and to sublicense or otherwise authorize or permit third parties to do likewise (collectively the "Rights"). Without limiting the generality of the foregoing, FRI shall have the exclusive right to advertise, broadcast, exhibit and otherwise exploit the Productions or any part or parts thereof in perpetuity including, without limitation, any cels comprising the Productions, by and in each and every of the

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         following means and media: "Cinematic" (Theatrical, Non-Theatrical and
         Public Video), "Home Video" (Rental, Sellthru, and Video On Demand), "Television" (Free Television, Residential and Non-Residential Pay-Per-View, Terrestrial, Basic and Free Cable and Satellite Pay-TV, and Terrestrial, Cable and Satellite Free-TV) "Ancillary" (Airline, Ship, Hotel, and Radio) together with the exclusive right to produce or exploit Derivative Works based on or adapted or derived from or inspired by the Productions or the Property, including, without limitation, Remakes, Sequels, Spinoffs (subject to the terms herein); "Multimedia" (Internet, Interactive Multimedia and Interactive Networked Multimedia); Merchandising; (as more fully defined herein), Live Performances; Soundtrack; Music Publishing; and Theme Park Works and Location Based Entertainment Works; and Print Publishing to the extent not reserved (the "Reserved Publication Rights") pursuant to paragraph 1.E.1, below. MSH acknowledges and subject to Artists' Reserved Rights, Lender acknowledges and hereby causes Artists to acknowledge that the Productions hereunder and the respective results and proceeds thereto is/are a work specially ordered or commissioned for use as a motion picture and shall be, for copyright purposes, considered a work made for hire for the benefit of FRI and FRI shall be considered the sole author of the Productions and the respective results and proceeds thereto for all purposes. To the extent that such results and proceeds are not deemed works-for-hire, MSH and Lender hereby irrevocably and exclusively grant assign and transfer; and Lender hereby causes Artists to irrevocably and exclusively grant, assign and transfer to FRI, all right, title and interest in and to all results and proceeds of all the services provided by Lender, Artists and MSH respectively hereunder (including, without limitation, all copyrights and renewals and extensions to each of the Productions). Lender hereby causes Artist to Agree to promptly provide FRI (subject to FRI's reasonable approval) chain of title in and to the Property and receipt of a fully executed so-called Publisher's Release from the publishers signatory to the Putnam Agreement.

B. SEQUEL. SPIN-OFF AND REMAKE RIGHTS ("SEQUEL RIGHTS"): Provided that the Picture ships at least two hundred thousand (200,000) Home Video units during the Production Window (as defined below) then FRI shall have the exclusive right to produce the first Sequel, Spin-off or Remake of the Picture or other motion picture intended for initial domestic Home Video release based upon the Property ("Second Production"), subject to the same terms and conditions outlined herein. For purposes herein, "Spin-Off' means one (1) or more additional motion pictures based upon, adapted or derived from, or inspired by an existing motion picture(s) or any part or parts therefrom or any element or elements thereof, and in which a character, event or locale depicted in such existing motion picture(s) is shown as a recurring subject of such additional motion pictures. Provided that the Second Production ships at least three hundred thousand (300,000) Home Video units during the Production Window, then FRI shall have the exclusive right to produce the second Sequel, Spin-off or Remake of the Picture or other motion picture intended for initial domestic Home Video release based upon the Property ("Third Production"), subject to the same terms and conditions outlined herein. The parties acknowledge and agree that the termination of FRI's Sequel Rights hereunder shall in no way affect FRI's perpetual, proprietary and exploitation rights to any of the

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         Productions theretofore produced pursuant to the terms herein or the parties respective right to participations therefrom. Notwithstanding the foregoing, if production commences on a Series during the Production Window, the foregoing conditions precedent to FRI's exploitation of the Sequel Rights necessary to for FRI to produce the Second Production and Third Production shall be deemed satisfied.

C. TELEVISION SERIES: In addition to the foregoing, FRI shall have the exclusive right to produce one (1) or more Television series, Television series spin-offs, Television specials and/or Television pilots or presentations (except as otherwise indicated, the foregoing shall be defined herein as the terms are respectively understood in the television entertainment industry and are collectively herein the "Series") based on the Property if production of the Series commences between the date hereof but prior to the expiration of the Production Window as extended hereunder. The parties acknowledge and agree that the terms and conditions herein shall apply to any Series produced hereunder, including without limitation, the parties' respective participations herein. Notwithstanding the foregoing, the parties agree that the initial Series commitment from a broadcaster shall be for no less than six episodes (except for Television specials, pilots or presentations).

D. MERCHANDISING RIGHTS: In addition to the foregoing, FRI shall have the exclusive right and license to manufacture merchandise items embodying the Property and/or Productions together with the trademarks and character names therewith or which otherwise relate thereto and to distribute, advertise, promote, and exploit same throughout the Universe, including without limitation, all merchandising, licensing and promotional activities, commercial tie-ins or tie-ups and to sublicense or otherwise authorize or permit third parties to do likewise in connection with the Property, Productions or any element thereof, (the "Merchandising Rights"). Notwithstanding the foregoing, Merchandising Rights shall not include print publication rights, which rights shall be reserved pursuant to paragraph 1.E.2., below. To the extent that Artists wish to exploit the Reserved Publication Rights (defined below) and such rights are not exploited through Putnam, whether through the existing Putnam Agreement or otherwise, Artists shall consider allowing such rights to be administered as part of Merchandising Rights; provided, however, that Artists decision concerning the disposition of such publishing rights shall be final. The exploitation of the Merchandising Rights shall include, but not be limited to, the following types of products/services: toys, games, board games, hardcover and softcover books, activity books, hand held video games, and apparel. The term of such rights shall be from the date hereof through the period ending one (1) year following the conclusion of the Production Window, at which time such rights shall revert to Lender.

E.       RESERVED RIGHTS:

         1.        LENDER'S RESERVED RIGHTS: FIRST NEGOTIATION/FIRST REFUSAL.
                   All rights in and to the Property not expressly granted to FRI herein are reserved by Lender including, without limitation, all theatrical length motion pictures intended for initial domestic theatrical release based on the

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                   Picture and/or Property ("Theatrical Rights").
                   Notwithstanding the foregoing, if Lender wishes to license or assign the Theatrical Rights to a third party distributor or financier during the Production Window, then prior to negotiating with said third party, Lender shall notify FRI of its desire to so license or assign the Theatrical Rights and FRI shall have a period of thirty (30) days following such notice within which to negotiate exclusively with Lender in order to reach agreement with regard therewith on terms no less favorable than the terms and conditions herein ("First Negotiation Right"). If no agreement is reached within such thirty (30) day period, then Lender shall be free to negotiate and conclude an agreement with a third party for said licensing or assignment on terms no more favorable to such other party than the terms presented to FRI. If Lender negotiates terms with another party that are more favorable to said other party than the terms presented to FRI then FRI shall have a period of fifteen (15) days to match such terms in writing. The First Negotiation Right provided hereunder shall apply each time that Lender wishes to so license or assign the Theatrical Rights on a continuing and rolling basis; provided however that in the event that Lender ever enters into an agreement with a third party hereunder, then FRI shall have no further rights with respect to the licensing or assignment of the Theatrical Rights.

         2. ARTISTS' PRINT PUBLICATION RIGHTS. Reference is made to the Putnam agreement by and between Lender and Putnam Publishing, dated as of________ (the "Putnam Agreement"). Artists shall retain, and FRI and MSH shall not participate in, any print publication rights or revenues, whether derived from the Putnam Agreement or otherwise (collectively, "Reserved Publication Rights"). As set forth in paragraph 1.D., above, to the extent that Artists wish to exploit the Reserved Publication Rights and such rights are not exploited through Putnam, whether through the existing Putnam Agreement or otherwise, Artists shall consider allowing such rights to be administered as part of Merchandising Rights; provided, however, that Artists' decision concerning the disposition of such Reserved Publication Rights shall be final. Notwithstanding the foregoing, in order to facilitate the maximum exploitation of the Productions and the Series, Artists agree to use reasonable efforts to exercise any print publication rights arising from the Putnam Agreement and to request any publishers therein to do likewise in coordination with FRI's release schedule for the Productions and Series. FRI and MSH shall be entitled to purchase any books published therefrom for no more than the wholesale cost thereof Lender may use elements from materials created by FRI in connection with the Reserved Rights without any required payment to FRI; provided, however, if there are third party obligations of which FRI notifies Lender in writing (such as residual payments), then such use by Lender shall be subject to Lender assuming such obligations.

F. REVERSION: The Rights granted hereunder are expressly conditioned upon FRI commencing the earlier of either commencement of production of the Picture or the Series (the "First Project") within nine (9) months from the date of Lender's and Artists' execution and delivery of this

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         Agreement to FRI; provided that in the event FRI commences production of the First Project but fails to release the First Project within three (3) years after commencement of production thereof then the Rights shall revert to Lender free and clear of any claim, lien or encumbrance except (i) FRI's continuing right to complete any substantially or completely finished productions and exploit same hereunder, and (ii) any accrued right to merchandising/licensing revenue streams by FRI and MSH, and (iii) if Lender elects to produce a Production utilizing materials developed (but never produced) by FRI, FRI's lien and security interest in such Production for all of its actual, direct, out-of-pocket development costs in said Production plus interest calculated as set forth in paragraph 4, below, which shall be payable to FRI no later than the commencement of principal photography, if ever, of such Production. As set forth above, Lender may use elements from materials created by FRI in connection with the Reserved Rights without any required payment to FRI; provided, however, if there are third party obligations of which FRI notifies Lender in writing (such as residual payments), then such use by Lender shall be subject to Lender assuming such obligations.

2. BUDGET OF THE PICTURE: The cash budget ("Budget") for the Picture shall be no less than six hundred thousand dollars (US$600,000) including all the individual items of cost and expense for the complete development, production and delivery of the Picture excluding financing costs, interest and interest reserve, completion guarantee fees, if any, and contingency. Except as otherwise expressly stated in this Agreement, the Budget shall not include any producer fees and no producer fees shall be payable to the parties hereto.

3. PRODUCTION WINDOW: The Production Window shall be the period during which FRI shall have the right to commence principal photography of the next Production hereunder and shall be calculated as commencing from the date hereof as continued and extended pursuant to the subparagraphs below subject to the terms and conditions herein and any period of suspension for force majeure; it being acknowledged that the duration of the Production Window shall be the longer of the Production Windows as extended and continued therefrom. Notwithstanding the foregoing, FRI may elect in writing to extend the Production Window an additional six
         (6) months ("Production Window Extension") above and beyond the extensions herein below provided however that if FRI fails to commence production of a Production during the Production Window Extension then FRI shall promptly pay Lender for Artists' benefit an amount equal to One Hundred Fifty Thousand Dollars (US$150,000) upon the expiration thereof.

          A. PRODUCTIONS: If FRI produces the Picture during the term of this Agreement, the Production Window shall continue for one
                   (1) year from the initial exploitation (e.g. initial release, or "street date,") of the Picture (the "Initial Exploitation"). If production commences on the Second Production during the Production Window, the Production Window shall continue until the earlier of one (1) year from the Initial Exploitation of the Second Production or three
                   (3) years from commencement of production of the Second Production. If production commences on the Third Production during the Production Window, the Production Window shall

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                   continue until the earlier or additional one (1) year from the Initial Exploitation of the Third Production or three (3) years from commencement of production of the Third Production.

          B. SERIES: If production of a Series commences during the Production Window, and provided further that the first broadcast occurs within two (2) years after commencement of production, then the duration of the Production Window shall be determined as indicated below. For purposes herein, if the applicable Series episodes are ordered for a given broadcast season and actually produced, then production of said episodes shall be deemed commenced upon commencement of said broadcast season.

                   1. For thirteen (13) or fewer episodes in the aggregate produced, the Production Window shall continue and be extended until the earlier of one (1) year after the date of the first broadcast of the last episode of the Series or three (3) years from the commencement of production of episode number 1.

                   2. For fourteen (14) through twenty-five (25) episodes in the aggregate produced, the Production Window shall continue and be extended until the earlier of eighteen (18) months after the date of the first broadcast of the last episode of the Series or three and one half (3 1/2) years from the commencement of production of episode number 14.

                   3. For twenty-six (26) through thirty-eight(38) episodes in the aggregate produced, the Production Window shall continue and be extended until the earlier of thirty (30) months after the date of the first broadcast of the last episode of the Series or four and one half (4 1/2) years from the commencement of production of episode number 26.

                   4. For thirty-nine (39) through fifty-one (51) episodes in the aggregate produced, the Production Window shall continue and be extended until the earlier of three (3) years after the date of the first broadcast of the last episode of the Series or five
                            (5) years from the commencement of production of episode number 39.

                   5. For fifty-two (52) or more episodes in the aggregate produced, the Production Window shall continue in perpetuity.

          C. TERMINATION: In the event that this Agreement is terminated as a result of the expiration of the Production Window as may be extended hereunder or otherwise, then the Rights hereunder shall immediately revert to Lender but shall in no way affect FRI's perpetual, proprietary and exploitation rights to any of the Productions theretofore or substantially produced (the "Vested Productions") and the right to exploit same pursuant to paragraph 1, nor shall such termination affect FRI's or MSH's right to participate in vested Merchandising Gross Receipts as set forth in paragraph 5.(D) (ie, agreements negotiated or substantially negotiated during the Production

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                   Window); the representations warranties and indemnities of the respective parties hereto (which shall survive such termination); and the parties' respective participations hereunder in the Vested Productions subject to the terms herein.

4. ADJUSTED GROSS RECEIPTS: Provided that Lender and/or Artists are not in material default hereunder, FRI will make the following continuing payments and recoupments from the Gross Receipts it actually receives or is credited from the exploitation of the Rights on a non-cross collateralized basis (and excluding any Merchandising Revenues FRI receives or is credited pursuant to Paragraph 5. herein) in the following order of priority: a distribution fee of twenty-five percent (25%) (but only when FRI serves as the direct distributor of the Productions to a third party end-user (e.g., to a broadcaster, exhibitor, home video retailer); distribution costs with a ceiling of seven and one-half percent (7.5%); actual production costs of the Productions including FRI's overhead calculated at a rate often percent (10%); all royalties, clearances, residuals, mutually approved participations, payments or other sums, if any, that are payable to any third party which renders services or grants rights with respect to the Productions, or any of them; all costs of litigation, enforcement and perfection of the Rights, and accrued interest on all the foregoing at the rate charged to FRI by its bank for borrowing funds (irrespective of whether or not funds are actually borrowed hereunder) not to exceed prime plus two percent (2%). The remaining balance, if any, shall be "Adjusted Gross Receipts" herein and FRI will pay Lender for Artists' benefit, an amount equal to fifty percent (50%) of one hundred percent (100%) of the Adjusted Gross Receipts, if any, arising from FRI's exploitation of the Rights herein. The remaining fifty percent (50%) of one hundred percent (100%) of the Adjusted Gross Receipts shall be payable to FRI ("FRI's Share"). MSH and FRI agree to negotiate a "split" of FRI's Share in good faith with MSH receiving from zero percent (0%) to fifty percent 50% of FRI's Share, the prime factor in such negotiations being the extent, if any to which MSH provides financing for the respective Productions and/or Series, or any of them.

5.       EXPLOITATION OF THE MERCHANDISING RIGHTS.

         A. AGENT OF MERCHANDISING RIGHTS. MSH hereby agrees to act as the exclusive agent for the exploitation of the Merchandising Rights on behalf of FRI and Lender. In its capacity as agent, MSH agrees to use best efforts to exploit the Merchandising Rights by engaging third party licensees and production partners who sell or manufacture products of good taste, quality and image. MSH agrees to act on behalf of the parties hereto in accordance with the terms of this Agreement in dealings with actual and potential licensees of the Merchandising Rights including the negotiation of license agreements and production agreements and the respective products and advertising in connection therewith.

         B. QUALITY AND OTHER CONTROLS. MSH agrees to review products, and the artwork, design, packaging and advertising related thereto, to ensure that the development, manufacture, appearance, quality and distribution of products exploiting the Merchandising Rights is consistent with the name and goodwill associated with the FRI, the Artists, the Property, the and the Productions hereunder. Furthermore, MSH agrees to monitor product quality levels with each licensee including

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                   periodic samples of the products to ensure that the products adhere to the quality, and do not differ from the standards outlined or the products approved by FRI.

          C. STANDARD TERMS OF LICENSES. MSH hereby agrees to submit all proposed licensees to FRI and Lender for review and input as to industry, company, category and format (as such terms are generally understood in the merchandising industry) prior to entering into negotiations for a license with such proposed licensee. MSH agrees to consult with FRI and Lender during such negotiations and to provide copies of each such license agreement (drafts and execution copies) to FRI and Lender for their review and approval prior to execution thereof. In accordance with the foregoing, all licensing and merchandising agreements with third parties will be entered into and executed directly between such third parties and FRI. MSH will have the right during the term hereof to negotiate licensing agreements with such third parties for periods exceeding the term hereof (in accordance with merchandising industry practices), but all material terms and conditions of such licensing agreements including the foregoing, will be subject to FRI's and Lender's prior written approval. MSH will direct such third parties to pay FRI all revenues of any kind from such third parties in connection with the exploitation of the Merchandising Rights, including without limitation, fees or advances paid by such third parties.

          D. MERCHANDISING GROSS RECEIPTS: Subject to the applicable party not being in material breach of this Agreement and/or any agreements concerning the Picture, the Series or the Productions, then the following participations shall be paid to the parties hereto: Lender shall collectively be entitled to receive thirty three and one third percent (33.3%); and FRI shall be entitled to receive thirty three and one third percent (33.3%); and MSH shall be entitled to receive thirty three and one third percent (33.3%) of the Adjusted Gross Merchandising Revenues derived from the exploitation of the Merchandising Rights granted hereunder except for those receipts solely in connection with from the exploitation of the storybook rights arising from the Reserved Publication Rights for which FRI and MSH shall receive no participation. The parties participation in the exploitation of the Merchandising Rights shall be paid and accountable on a non-cross collateralized basis and shall be paid to the parties hereunder no later than thirty (30) days after FRI actually receives the Adjusted Gross Merchandising Revenues. "Adjusted Gross Merchandising Revenues" shall mean the gross proceeds received by or credited to parties hereto or their respective affiliated or related companies or individuals, in connection with any and all merchandising, licensing and promotional activities, including commercial tie-ins or tie-ups, of the Property, Productions or another production or any element thereof, after first deducting actual out of pocket distribution costs incurred in connection with the merchandising of the Property and the Productions (the "Costs"). Any third party licensing fees shall be borne by MSH. The Costs shall be subject to a ceiling of five percent (5%) commencing one (1) year after the first units of such merchandise are available to the general public (i.e., there shall be no cap on Costs the first year). The term of MSH and FRI's participation in the exploitation of the Merchandising Rights shall terminate one (1) year following the conclusion of the applicable Production Window as may be extended

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                   hereunder (excluding the Production Window Extension).
                   Notwithstanding the foregoing, MSH (or any agency which replaces MSH per paragraph 5.E., below) shall continue to receive the foregoing participations arising from any agreements negotiated or substantially negotiated during the Production Window (including any renewals thereof but excluding any substantive improvements thereto after the expiration of the Production Window).

          E. MSH'S TERMINATION. In the event that FRI reasonably determines on or before October 15, 1999, that MSH has failed to substantially exploit the Merchandising Rights or has otherwise defaulted on its obligations hereunder, then FRI may elect in its sole discretion to terminate MSH services hereunder. In such event, FRI, Lender and Artists shall have no further obligation to MSH.

6. AUDIT RIGHTS. MSH and Lender shall have separate and independent rights to examine, audit and copy all the books and records of FRI from time to time for the purpose of determining FRI's compliance with the terms and conditions of this Agreement. In connection therewith, FRI shall render accounting statements to the parties hereto no less frequently than quarterly within forty-five (45) days of the end of each quarter during the Production Window and for one year thereafter, and then semi-annually thereafter (on a calendar year or fiscal year basis as FRI may determine) which accounting statements shall set forth in reasonable detail the gross receipts actually collected during the period covered, any deductions therefrom and the computation of the participations hereunder, if any, payable with respect thereto. Notwithstanding the foregoing, in the event of a syndication or cable sale, FRI shall provide a special statement within 30 days of such sale. Losses shown on any accounting statements shall be carried forward and applied against such participations thereafter reflected on subsequent statements. FRI may retain reasonable reserves to cover anticipated losses or unforeseen expenses, provided that such reserves shall be released as of the next accounting statement (subject to FRI's rights to establish subsequent reasonable reserves). Any accounting statement rendered to the parties hereto which is not contested by the parties, or any of them, within twenty-four (24) months after rendition thereof shall be deemed final and incontestible; the foregoing incontestability shall include the parties' right to audit as well as such parties' right to commence any legal proceeding or other action based upon or arising out of such statement and the information contained therein. FRI and Lender shall also have the foregoing audit rights against MSH, to the extent, if at all, that MSH collects any revenues from the exploitation of the rights granted hereunder.

7. DEVELOPMENT ACTIVITIES: Lender hereby causes Artists to acknowledge that FRI may undertake development and pre-production activities in connection with the Rights, including, without limitation, the preparation and submission of treatments and/or screenplays based on the Property. FRI shall be deemed to be the copyright holder and owner of all right, title and interest in and to any materials, written, outlined, composed or otherwise which are prepared on behalf of FRI relating to the Property. MSH, Lender, and/or Artists shall not control, own or hold any right, title or interest of any kind whatsoever in or to any material written, outlined, composed, or otherwise created by or under the authority of FRI. In connection therewith, FRI may utilize the Property, may add to, subtract from,

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         amend, alter or otherwise deal with the same, it being understood that
         Artists and MSH waive any so-called "moral rights" with respect thereto. Notwithstanding the foregoing, nothing contained herein shall constitute any grant or transfer of Artists' Reserved Rights.

8. ARTISTS' DEVELOPMENT AND PRODUCTION SERVICES. Subject to professional availability, Lender shall cause Artists to render, on a meaningful and non-exclusive basis, all pre-production, production and post-production services customarily rendered by producers of first-class productions in the entertainment industry. The consideration payable to Lender for the benefit of Artist pursuant to terms of this Agreement shall be deemed to include the compensation for all development and production services rendered or to be rendered by Artists hereunder.

9. ARTISTS' VOICE-OVER SERVICES. Subject to third party broadcaster, distributor and/or financier approval and to Artists' availability, FRI will engage Lender for the services of Artists and Lender shall cause Artists to each render voice-over services on the Productions. In consideration of such voice-over services, Lender for the benefit of Artists, shall be paid the then applicable SAG scale plus ten percent (10%).

10. NAME AND LIKENESS: Subject to Artists' respective reasonable approval, Lender shall hereby causes Artists to grant to FRI the non-exclusive right to the use of Artists' respective names and approved likenesses (as well as the right to grant to others the right to use of Artists' respective names and approved likenesses) in any manner in connection with the exploitation of the Productions and Artists' respective services or the products thereof.

11. RESIDUALS, MUSIC AND OTHER CLEARANCES: Residuals, music and other clearances are all the responsibility of FRI subject to recoupment, if at all pursuant to paragraph 4 herein. Without limiting the generality of the foregoing, should FRI approve a SAG or ACTRA actor to voice a character in the Productions, FRI shall be responsible for SAG or ACTRA residuals resulting from and attributable to FRI's exploitation of the Productions.

 12. KEY MAN: It is understood that Artists are relying on the fact that David Pritchard is an employee of FRI in their decision to bring the rights to FRI. As such, the parties agree that should David Pritchard cease to be a full-time employee of FRI, Lender shall have the right to terminate (i) FRI's right to produce any subsequent production beyond those which are already in production and (ii) FRI's and MSH's right to participate in revenues derived from merchandising agreements secured after such cessation date (as opposed to revenues derived from agreements pred-dating such cessation) by providing FRI with written notice to such effect within six (6) months of the cessation of Mr. Pritchard's full-time employment with FRI; provided, however, if FRI is an agreement whereby a third party has a right to order additional episodes of the Series, FRI shall continue to have the right to produce such additional episodes of such Series if so requested by such third party within the applicable Production Window. Notwithstanding the foregoing, if FRI's rights have vested per Paragraph 3, B. 5. herein, this Key Man provision (i.e., Paragraph 12 herein) shall have no force or effect.

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13.      APPROVALS:

         A. CREATIVE CONTROLS: Artists shall have the right to mutually approve with FRI, MSH and any applicable broadcaster and/or distributor of the Productions, all material development and pre-production items, including character designs, merchandise style guides and models, the title of the Productions, the initial press release regarding the subject matter of this Agreement, television pilot teleplay and motion picture screenplays, animation style, story boards, preliminary background designs and story premises and key personnel, including the writer, producer, director and composer (the "Production Approvals"). The parties hereby approve Susan Amerikaner as writer of the screenplay for the Picture. Lender/Artist shall also have the right to approve all proto-types for merchandising, tie-ins, and other items intended within the definition of Merchandising Rights. The foregoing approval includes approval over packaging, labels and tags, as well as advertising/publicity and promotional materials. All other creative decisions shall be made by FRI, with the understanding that MSH and Artists shall have meaningful consultation with respect to all other material creative items, including Series episodic scripts. The parties' approvals hereunder shall not be unreasonably withheld and such approvals shall be rendered as promptly as reasonably practicable but no later than ten (10) business days after the request for such approvals is received; provided however that in the event the FRI is in production on a Production hereunder, any Production Approvals related to said Production must be rendered within forty-eight (48) hours of such request. In the event that such approvals are not received within the applicable period, then the party shall be deemed to have affirmatively rendered such approvals.

         B. BUSINESS CONTROLS: Subject to the foregoing paragraph, FRI shall have final approval over business controls with the understanding that FRI will meaningfully consult with Artists with respect to all material business decisions.

14. CREDIT: The following credits shall appear in the main titles (if there are main titles, otherwise in the end titles), on a separate card (or its equivalent), and in a size of type no smaller or less prominent than that accorded to any other individual credit in connection with the Productions. Said credit shall also appear in all paid advertising issued by or under the control of FRI, subject to the standard exclusions and exceptions of FRI and any distributor(s) of the Productions; provided that said credit shall appear in all excluded and excepted ads in which any other credit appears (other than a purely award, congratulatory or nomination credit). Subject to the foregoing, FRI shall determine, in its sole discretion, the manner, form, size, style, nature and placement of any such credit. No casual or inadvertent failure of FRI, and no failure by any third party, to comply with the provisions of this paragraph shall be deemed to be a breach of this agreement. Upon receipt of Owner's written notice specifying any error or omission in any such credit obligations of FRI as set forth above, FRI shall use good faith efforts to remedy such error or omission on a prospective basis, it being understood in no event shall FRI be required to alter or recall any prints or advertising materials then in existence or to which FRI has irrevocably committed.

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         A.        PRODUCTIONS: On any Productions produced hereunder Artists shall be accorded shared executive producer credits in first position to any other individual executive producer credits on the productions and a credit substantially in the form of "Based Upon A Book By" subject to applicable guild approvals. Lender shall also be entitled to a production company credit on all productions. Lender currently has designated "Catfish Productions" as the company name for such credit. Such credit shall be on a separate card, adjacent to all other production company credits.

         B. SERIES: If the Series is produced, Artists shall be accorded shared executive producer credits and "created by" credits and a credit substantially in the form of "Based Upon A Book By" on each episode of the Series including any television pilot(s) thereof, subject to applicable guild approvals. Lender shall also be entitled to a production company credit on all productions. Lender currently has designated "Catfish Productions" as the company name for such credit. Such credit shall be on a separate card, adjacent to all other production company credits.

15. PUBLICITY AND PROMOTION. Artists shall in good faith consider rendering reasonable promotional services in connection with the publicity and promotion of the Productions and the Merchandising Rights. Artists' decisions in connection with such activities shall be final. The consideration payable to Lender for the benefit of Artists pursuant to the terms of this Agreement shall be deemed to include any compensation for all Promotional Services rendered or to be rendered by Artists hereunder unless otherwise agreed or additional compensation is required pursuant to the applicable collective bargaining agreement in which case FRI shall be required to pay the minimum payment set forth therein for such services. MSH hereby agrees and Lender hereby causes Artists to agree not to issue (or cause to issue) any publicity containing any derogatory mention of FRI, the Productions, or the services of Artists or others in connection with the Productions. MSH agrees and Lender hereby causes Artists to agree not to disclose any confidential information with respect to FRI, MSH, or the Productions (including, without limitation, the budget thereof or the terms of any contracts for services of persons engaged in connection with the Productions) without FRI's prior written consent (excluding any such disclosure made by Artists to Artists' respective representatives in confidence, by operation of law or to legally enforce the terms of this Agreement).

16. REPRESENTATIONS AND WARRANTIES: Lender hereby causes Artists to respectively represent and warrant that the results and proceeds of Artists' services hereunder and the Property is or shall be original with Artists respectively; except to the extent that such results and proceeds are based upon material assigned or created by FRI, MSH or a third party; to be used as the basis therefor, or is in the public domain, and that to the best of their respective knowledge, such results and proceeds do not and shall not defame or disparage any person or entity or infringe upon or violate the rights of privacy, publicity, or any other rights of any kind or nature whatsoever of any person or entity, and is not the subject of any litigation or of any claim that might give rise to litigation. Artists also represent and warrant that Artists have taken all reasonable steps to protect any and all proprietary rights in and to the Property, including, without limitation, copyright and trademark registration thereof. Artists jointly and severally agree to indemnify and hold harmless FRI, MSH, and their respective employees, officers, agents, assigns and licensees

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Page 13

         against any and all liability, claims, costs, damages, and expenses (including reasonable attorneys' fees arising out of or in connection with any breach of the foregoing covenants, warranties and representations. FRI shall indemnify Artists and MSH against any and all loss or damage (including reasonable attorneys' fees) arising out of any material added to the Productions by any of FRI's employees or assigns (other than Artists and MSH, as applicable), arising out of FRI's breach of its obligations under the Agreement or arising out of the development, production, distribution, or other exploitation of the Productions, other than claims for which the Artists and/or MSH are obligated to indemnify FRI. MSH shall indemnify Artists and FRI against any and all loss or damage (including reasonable attorneys' fees) arising out of any material added to the Productions by any of MSH's employees or assigns arising out of MSH's breach of its obligations under the Agreement or arising out of the development, production, distribution, or other exploitation of the Productions.

17. EXCLUSIVE ASSIGNMENT AND MORTGAGE OF COPYRIGHT: At FRI's request, MSH agrees and Lender hereby causes Artists to agree to promptly execute and deliver to FRI a short form assignment of rights consistent with the terms of this Agreement in FRI's customary form.

18. ADDITIONAL DOCUMENTS: MSH agrees and Lender hereby causes Artists to agree that they will, upon written request, execute all documents reasonably necessary to effectuate the grant of Rights under this Agreement including, without limitation, a Form PA copyright registration to be filed in the United States Copyright Office. If either MSH or Artists fail to properly execute any such document within ten (10) business days following its receipt of a written request therefor, then MSH hereby irrevocably appoints and Lender hereby causes Artists to irrevocably appoint FRI as its attorney-in-fact, coupled with an interest, and grants FRI full power and authority to do all acts, and to execute, acknowledge, deliver, file, register and record all documents in FRI's own name or the name and on behalf of MSH and Artists (as applicable), and to authorize local counsel or others to do any of the foregoing, as FRI believes reasonably necessary. MSH ratifies and Lender hereby causes Artists to ratify and confirm all actions taken by FRI pursuant to this grant of authority.

19. ARBITRATION: Any controversy or claim arising out of, or relating to, this agreement, the breach thereof, or the coverage of this arbitration provision shall be settled by arbitration before a retired judge (e.g., JAMS, Endispute or similar entity) pursuant to the provisions of
         Section 1280, et seq. of the California Code of Civil Procedure (or such substitute provisions therefor then in effect); provided, that any arbitrator(s) selected shall have experience in or knowledge of such industry in which the parties are engaged. In the vent the parties hereto are unable to agree on the selection of such arbitrator within thirty (30) days, then the presiding judge of the Los Angeles Superior Court shall appoint such arbitrator. Any such arbitration shall be conducted in Los Angeles, California. The arbitration of such issues, including the determination of the amount of any damages suffered by any party hereof by reason of the acts or omissions of another shall be to the exclusion of any court of law except as set forth below. The decision of the arbitrator shall be final and binding on all parties and their respective heirs, executors, administrators, successors and assigns. Any action to secure a judicial confirmation of the arbitration award may be brought in any state or federal court of competent jurisdiction.

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20.      ASSIGNMENT: This agreement and all provisions hereof shall be binding upon each of the parties and each of their successors, assigns, executors, administrators, heirs and next of kin, and FRI shall have the right to assign all or any rights granted to FRI hereunder to any third party; provided however that in the event that FRI assigns this Agreement to an entity other than a network, a major studio, a mini-major studio (i.e., New Line, Artisan, Miramax, Brillstein-Grey Entertainment and Castle Rock Entertainment) or an entity acquiring all or substantially all of FRI's assets, FRI shall remain secondarily liable hereunder. Artists, Lender and MSH may not assign this Agreement without the written consent of FRI.

21.      MISCELLANEOUS:

         A. REMEDIES: In the event of breach or alleged breach of this agreement by FRI, MSH, Lender and Artists' respective rights herein shall be limited to those at law for damages. In no event shall the foregoing parties have the right to seek or obtain equitable relief.

         B. COUNTERPART SIGNATURE: This document may be executed in counterparts which, taken together, shall constitute the whole of the agreement as between the parties.

         C. ERRORS AND OMISSIONS: GENERAL LIABILITY. Artists shall be named as additional insureds on any errors and omissions coverage and/or general liability coverage respecting the Productions subject to the terms, conditions, and limitations of such coverage. Lender hereby causes Artists to respectively acknowledge that there shall be no obligation for FRI to obtain or maintain any such coverage(s) and that such coverage(s) shall not in any way limit or restrict Artists' respective representations and warranties hereunder.

         D. MEMORANDUM OF AGREEMENT: The foregoing Agreement constitutes a memorandum of agreement between the parties hereto concerning the subject matter set forth above. The parties hereto may at any time hereafter prepare and submit a more formal agreement incorporating the terms set forth in this Agreement as well as customary terms and conditions utilized by the entertainment industry located in Los Angeles, California for agreements of this type, including, without limitation, periods of force majeure, suspension and additional merchandising provisions which are incorporated herein by this reference (subject to modification by good faith negotiation within customary L.A. industry entertainment parameters,) but unless and until such more formal agreement is prepared and executed, this agreement will be legally binding upon the parties hereto. The parties hereto shall promptly review, negotiate and execute any such more formal agreement. This Agreement and any more formal agreements entered into by the parties hereto pursuant to the provisions hereof shall be governed by and construed in accordance with the laws of the State of California applicable to contracts fully to be performed therein.

The foregoing constitutes the agreement between the parties hereto and may only be modified by a writing signed by both parties.

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Page 15

Please indicate your agreement with the foregoing by signing in the space provided below.

Very truly yours,

FILM ROMAN, INC. ("FRI")


By:
    ---------------------------
Its:
    ---------------------------
//

//

REMAINING SIGNATURES ON NEXT PAGE

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This One n' That One
As of September 22, 1998

Page 16


AGREED AND ACCEPTED:


JJK PUBLISHING ("Lender")           MSH INC. ("MSH")



By:  /s/ James Keach                By:
    ---------------------------         ---------------------------
Its: President                      Its: President
    ---------------------------         ---------------------------


ABRAMS/GENTILE ENTERTAINMENT, INC. ("MSH")


By:
    ---------------------------
Its: President
    ---------------------------


 The undersigned hereby acknowledge that they have read and are familiar with each and every provision of this Agreement and hereby endorse and approve same and agree to be bound thereby and to perform all of the terms and conditions insofar as same are to be performed by them in the same manner as if they had executed this Agreement directly with FRI and MSH. Furthermore the undersigned acknowledge that FRI and MSH would not have entered into this Agreement without such endorsement and approval of the undersigned.

  /s/ Jane Seymour                    /s/ James Keach
 ---------------------------         ---------------------------
 JANE SEYMOUR ("Artist")             JAMES KEACH ("Owner")
 Date:                               Date:
      ----------------------              ----------------------
 SS#:                                SS#:
      ----------------------              ----------------------